The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        Subject to Completion, Pricing Supplement dated April 11, 2003

PROSPECTUS Dated June 11, 2002                   Pricing Supplement No. 43  to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-83616
Dated June 11, 2002                                 Dated               , 2003
                                                                Rule 424(b)(3)


                             $

                                Morgan Stanley

                      GLOBAL MEDIUM-TERM NOTES, SERIES C
                                 Senior Notes
                                _______________

                           MPS(SM) due April 30, 2010
                      Linked to the Russell 2000(R) Index
       Market Participation Securities with Minimum Return Protection(SM)
                                  ("MPS(SM)")

Unlike ordinary debt securities, the MPS do not pay interest. Instead, at maturity you will receive for each $1,000 principal amount of MPS, the index-linked payment amount, which is equal to $1,000 multiplied by the product of each of the quarterly performance amounts of the Russell 2000(R) Index over the term of the MPS, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $1,000, which we refer to as the minimum payment amount.

o    The principal amount and issue price of each MPS is $1,000.

o    We will not pay interest on the MPS.

o    The minimum payment amount for each MPS at maturity is $1,000.

o At maturity, you will receive for each MPS an index-linked payment amount equal to $1,000 multiplied by the product of the quarterly performance amounts of the Russell 2000 Index for each of the 28 quarterly valuation periods during the term of the MPS. However, if the index-linked payment amount is less than the minimum payment amount of $1,000, you will receive the minimum payment amount for each MPS.

     o The quarterly performance amount in each quarterly valuation period is equal to (i) the closing value of the Russell 2000 Index at the end of that quarterly valuation period divided by (ii) the closing value of the Russell 2000 Index at the beginning of that quarterly valuation period, subject to a maximum quarterly performance amount of 1.1265.

     o The maximum quarterly performance amount is equivalent to a return of the Russell 2000 Index of 12.65% in that quarter.

o Investing in the MPS is not equivalent to investing in the Russell 2000 Index or its component stocks.

o    The MPS will not be listed on any organized securities exchange.

You should read the more detailed description of the MPS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of MPS."

The MPS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-10.


                              _________________

                              PRICE           %
                              _________________

                           Price to         Agent's        Proceeds to
                            Public        Commissions        Company
                           --------       -----------      -----------
Per MPS................        %               %                %
Total..................        $               $                $


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the MPS and on the distribution of pricing supplement and the accompanying prospectus supplement and prospectus and other offering material relating to the MPS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The Agent and each dealer has represented and agreed that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any MPS other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (2) it has not issued and will not issue any invitation or advertisement relating to the MPS in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

     The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the MPS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The MPS are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the MPS is linked to the performance of the Russell 2000 Index. These MPS combine features of debt and equity by offering at maturity repayment of the issue price and the opportunity to participate in the appreciation of the underlying Russell 2000 Index as measured by the index-linked payment amount. The MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount exceeds the principal amount of the MPS.

     "Market Participation Securities" and "MPS" are our service marks. "Russell 2000(R)Index" is a trademark of Frank Russell Company and will be licensed for use by Morgan Stanley.

Each MPS costs $1,000             We, Morgan Stanley, are offering Market
                                  Participation Securities with Minimum Return
                                  Protection(SM) due April 30, 2010 Linked to the Russell 2000 Index, which we refer to as the MPS(SM). The principal amount and issue price of each MPS is $1,000.

Payment at maturity               Unlike ordinary debt securities, the MPS do
linked to the Russell 2000        not pay interest. Instead, at maturity, you
Index with minimum                will receive for each $1,000 principal amount
return protection                 of MPS, $1,000 multiplied by the product of
                                  each of the quarterly performance amounts of the Russell 2000 Index over the term of the MPS, as described below. In any quarterly valuation period, the maximum quarterly performance amount is 1.1265 (corresponding to a 12.65% quarterly increase in the value of the Russell 2000 Index). In no event, however, will the payment at maturity be less than $1,000, the minimum payment amount.

                                              100% Minimum Repayment

                                  The minimum payment amount of $1,000 (100% of the issue price) represents the par amount of MPS.

                                        Payment at Maturity Linked to the
                                               Russell 2000 Index

                                  If the product of $1,000 multiplied by the product of each of the quarterly performance amounts of the Russell 2000 Index over the term of the MPS, which we refer to as the index-linked payment amount, is greater than $1,000, you will receive the index-linked payment amount for each $1,000 principal amount of MPS.

How the payment at                The payment at maturity of the MPS, which we
maturity is determined            refer to as the maturity redemption amount,
                                  will be determined by the calculation agent for the MPS as follows:

                                  o    First, determine the quarterly
                                       performance amount for each quarterly
                                       valuation period, which may be no
                                       greater than the maximum quarterly
                                       performance amount of 1.1265.

                                  o    Second, determine the index-linked
                                       payment amount by multiplying $1,000 by
                                       the product of each of the quarterly
                                       performance amounts.

                                  o Last, if the index-linked payment amount is less than $1,000 (the minimum payment amount), you will receive the minimum payment amount for each MPS. If the index- linked payment amount is greater than the minimum payment amount, you will receive the index-linked payment amount for each MPS.

                                  To determine the quarterly performance amount in any quarterly valuation period, the calculation agent will divide the level of the Russell 2000 Index on the last day of the quarterly valuation period by the level of the Russell 2000 Index on the first day of the quarterly valuation period. However, in no event will the quarterly performance amount exceed 1.1265 (or, measured in percentage terms, a 12.65% increase in the Russell 2000 Index) in any quarterly valuation period, and as a consequence, you will not participate in any quarterly increase in the level of the Russell 2000 Index to the extent that increase exceeds 12.65%.

                                  Each quarterly valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on the day we offer the MPS for initial sale to the public. The Russell 2000 Index value for the first period
                                  valuation date is           , the closing
                                  value of the Russell 2000 Index on the day we offer the MPS for initial sale to the public.

                                  The period valuation dates are the 30th of each January, April, July and October, beginning July 30, 2003 through January 30, 2010, and the final period valuation date is April 28, 2010, in each case subject to adjustment as described in the section of this pricing supplement called "Description of MPS--Period Valuation Dates."

The index-linked                  Because your participation in quarterly
payment amount may be             increases in the value of the Russell 2000
less than the simple price        Index is limited by the maximum quarterly
return of the Russell 2000        performance amount of 1.1265, or 12.65% per
Index                             quarter, the return on your investment in the
                                  MPS at maturity may be less than the return you would have received if you had invested
                                  $1,000 in an investment linked to the Russell
                                  2000 Index that measured the performance of the Russell 2000 Index by comparing only the closing value of the Russell 2000 Index at maturity with the closing value of the Russell 2000 Index on the day we first offer the MPS for initial sale to the public, which we refer to as the simple index price return.
                                  The amount of the discrepancy, if any,
                                  between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amounts exceed 1.1265, or 12.65%, during the 28 quarterly valuation periods over the term of the MPS.

                                  Conversely, if the simple index price return over the term of the MPS is less than $1,000, the minimum payment amount of $1,000 per MPS will provide a higher return on your $1,000 investment than would an equal investment based directly on the Russell 2000 Index.

                                  Please review the examples beginning on PS-6, under "Hypothetical Payouts on the MPS," which explain in more detail how the index-linked payment amount is calculated and how the return on your investment in the MPS may be more or less than the simple index price return.

                                  You can review the historical values of the Russell 2000 Index for each calendar quarter in the period from January 1, 1998 through April 10, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change of the Russell 2000 Index as calculated for each calendar quarter in the period from January 1, 1979 through March 31, 2003 in Annex A to this pricing supplement. The payment of dividends on the stocks that underlie the Russell 2000 Index is not reflected in the level of the Russell 2000 Index and, therefore, has no effect on the calculation of the maturity redemption amount.

MS & Co. will be the              We have appointed our affiliate, Morgan
calculation agent                 Stanley & Co. Incorporated, which we refer to
                                  as MS & Co., to act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co.
                                  will determine the quarterly performance amounts and the index-linked payment amount.

The MPS will be treated           The MPS will be treated as "contingent
as contingent payment             payment debt instruments" for U.S. federal
debt instruments for              income tax purposes, as described in the
U.S. federal income tax           section of this pricing supplement called
purposes                          "Description of MPS--United States Federal
                                  Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United
                                  States Federal Income Taxation" and the
                                  section called "United States Federal
                                  Taxation--Notes--Notes Linked to Commodity
                                  Prices, Single Securities, Baskets of
                                  Securities or Indices" in the accompanying prospectus supplement.

                                  If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

Where you can find                The MPS are senior notes issued as part of
more information on               our Series C medium-term note program. You
the MPS                           can find a general description of our Series
                                  C medium-term note program in the
                                  accompanying prospectus supplement dated June
                                  11, 2002. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of
                                  Notes--Floating Rate Notes" and "--Notes
                                  Linked to Commodity Prices, Single
                                  Securities, Baskets of Securities or
                                  Indices."

                                  Because this is a summary, it does not
                                  contain all the information that may be
                                  important to you. For a detailed description of the terms of the MPS, you should read the "Description of MPS" section in this pricing supplement. You should also read about some of the risks involved in investing in MPS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as MPS differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the MPS.

How to reach us                   You may contact your local Morgan Stanley
                                  branch office or our principal executive offices at 1585 Broadway, New York, New York
                                  10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE MPS

     The index-linked payment amount is based on the closing value of the Russell 2000 Index on the period valuation dates for each quarterly valuation period. Because the value of the Russell 2000 Index may be subject to significant fluctuations over the term of the MPS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the Russell 2000 Index on the amount payable to you at maturity. However, the Russell 2000 Index may not appreciate or depreciate over the term of the MPS in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the value of the Russell 2000 Index over the term of the MPS, which we refer to as the volatility of the Russell 2000 Index, may be significantly different than the volatility of the Russell 2000 Index implied by any of the examples.

     Assuming a maximum quarterly performance amount equal to 1.1265 (equivalent to a quarterly return of the index of 12.65%), the index-linked payment amount for each of the examples below is calculated using the following formula:

           Index-linked Payment   =      $1,000   x   (Product of each of the Quarterly Performance Amounts)
                  Amount

                 where,                                    Russell 2000 Index value at end of
                                                               Quarterly Valuation Period
          Quality Performance     =      lesser of         ------------------------------------   and 1.1265
                  Amount                                   Russell 2000 Index value at start of
                                                               Quarterly Valuation Period

     Beginning on PS-8, we have provided examples of the hypothetical payouts on the MPS. Below is a simplified example to illustrate how the index-linked payment amount is calculated. For purposes of the following illustration, assume a hypothetical MPS with four quarterly valuation periods and an index with an initial value of 100.

     If the index closing value at the end of each quarterly valuation period is 109, 108, 126 and 108, respectively, the quarterly performance amount for each of the quarterly valuation periods would be as follows:

                      Index Value           Index Value                               Quarterly
                 at start of Quarterly  at end of Quarterly                Index     Performance
     Quarter       Valuation Period      Valuation Period               Performance    Amount
     -------       ----------------      ----------------    109        -----------    ------
   1st Quarter            100                   109          ---      =   1.09         1.09
                                                             100

                                                             108
   2nd Quarter            109                   108          ---      =    .99083       .99083
                                                             109


                                                             126                                (lesser of
   3rd Quarter            108                   126          ---      =   1.16667      1.1265   1.16667 and
                                                             108                                  1.1265)

   4th Quarter            126                   108          108
                                                             ---      =    .85714       .85714
                                                             126



      The index-linked payment amount equals $1,000 times the product of each of the quarterly performance amounts. Based on the quarterly performance amounts in the above example, the index-linked payment amount would be calculated as follows:

    $1,000   x   (1.09  x   .99083   x   1.1265   x   .85714)   =   $1,042.82


      The index-linked payment amount of $1,042.82 represents an increase of 4.282% above the issue price of the MPS. Because the quarterly performance amount for the quarterly valuation period ending in the third quarter was limited to 1.1265, the return of the index-linked payment amount as a percentage of the issue price is less than what a $1,000 note would have returned if it had been linked to the simple return of the index. The simple return of the index, which we refer to as the simple index price return, would measure the overall performance of the index by dividing the closing value of the index at the end of the final quarterly valuation period by the closing value of the index on the day we offer the MPS for initial sale to the public and would be calculated as follows:

                                               108
         Simple Index Price Return      =      ---      =     8%
                                               100


      The simple index price return of 8% on a $1,000 note would result in an investment return of $1,080, which is greater than the index-linked payment amount of $1042.82.


                                     *   *   *


The examples beginning on PS-8 are based on 28 quarterly valuation periods and the following hypothetical terms and assume an Russell 2000 Index value equal to 100.00 at the start of the first quarterly valuation period:

o  Issue Price per MPS: $1,000

o  Minimum Payment Amount: $1,000

o Maximum Quarterly Performance Amount: 1.1265 (equivalent to a quarterly return of the Russell 2000 Index of 12.65%).

      As you review the examples, please note that although the maximum quarterly performance amount for any quarter is 1.1265 (equivalent to a quarterly return of the Russell 2000 Index of 12.65%), in measuring the index performance for the subsequent quarter we will use the actual value of the Russell 2000 Index at the start of the quarterly valuation period for that subsequent quarter rather than the index value that would have resulted from an increase of 12.65% in the level of the Russell 2000 Index during the previous quarter. For example, in Example 2, the Russell 2000 Index increases from 107 to 129 for the period beginning October 30, 2003 and ending January 30, 2004, resulting in an Russell 2000 Index performance of 1.20561 (equivalent to an increase in the Russell 2000 Index of 20.561% in that quarter) and a quarterly performance amount of 1.1265. Consequently, in the subsequent quarter the Russell 2000 Index performance is measured using 129 as the starting value of the Russell 2000 Index for that subsequent quarter rather than 120.536, the index value that would have resulted from an increase of 12.65% in the level of the Russell 2000 Index during the previous quarter.

      Quarters which resulted in an increase in the level of the Russell 2000 Index of 12.65% or greater are indicated in bold typeface below.

                                     -------------------------------------------  --------------------------------------------------
                                     Example 1                                       Example 2
                                     Hypothetical    Russell       MPS Quarterly     Hypothetical    Russell          MPS Quarterly
                                        Ending      2000 Index      Performance      Ending Index  2000 Index          Performance
  Period Start        Period End     Index Value    Performance       Amount           Value       Performance           Amount
April   , 2003     July 30, 2003         103           1.03000        1.03000           104         1.04000              1.04000
July 30, 2003      October 30, 2003      105           1.01942        1.01942           107         1.02885              1.02885
October 30, 2003   January 30, 2004      114           1.08571        1.08571           129         1.20561              1.12650
January 30, 2004   April 30, 2004        110           0.96491        0.96491           108         0.83721              0.83721
April 30, 2004     July 30, 2004         118           1.07273        1.07273           118         1.09259              1.09259
July 30, 2004      October 30, 2004      126           1.06780        1.06780           126         1.06780              1.06780
October 30, 2004   January 30, 2005      123           0.97619        0.97619           124         0.98413              0.98413
January 30, 2005   April 30, 2005        128           1.04065        1.04065           130         1.04839              1.04839
April 30, 2005     July 30, 2005         134           1.04688        1.04688           125         0.96154              0.96154
July 30, 2005      October 30, 2005      133           0.99254        0.99254           131         1.04800              1.04800
October 30, 2005   January 30, 2006      135           1.01504        1.01504           136         1.03817              1.03817
January 30, 2006   April 30, 2006        143           1.05926        1.05926           161         1.18382              1.12650
April 30, 2006     July 30, 2006         135           0.94406        0.94406           136         0.84472              0.84472
July 30, 2006      October 30, 2006      142           1.05185        1.05185           130         0.95588              0.95588
October 30, 2006   January 30, 2007      150           1.05634        1.05634           142         1.09231              1.09231
January 30, 2007   April 30, 2007        154           1.02667        1.02667           156         1.09859              1.09859
April 30, 2007     July 30, 2007         166           1.07792        1.07792           188         1.20513              1.12650
July 30, 2007      October 30, 2007      161           0.96988        0.96988           157         0.83511              0.83511
October 30, 2007   January 30, 2008      170           1.05590        1.05590           165         1.05096              1.05096
January 30, 2008   April 30, 2008        177           1.04118        1.04118           180         1.09091              1.09091
April 30, 2008     July 30, 2008         173           0.97740        0.97740           175         0.97222              0.97222
July 30, 2008      October 30, 2008      184           1.06358        1.06358           181         1.03429              1.03429
October 30, 2008   January 30, 2009      192           1.04348        1.04348           189         1.04420              1.04420
January 30, 2009   April 30, 2009        195           1.01563        1.01563           195         1.03175              1.03175
April 30, 2009     July 30, 2009         200           1.02564        1.02564           200         1.02564              1.02564
July 30, 2009      October 30, 2009      201           1.00500        1.00500           205         1.02500              1.02500
October 30, 2009   January 30, 2010      206           1.02488        1.02488           208         1.01463              1.01463
January 30, 2010   April 30, 2010        209           1.01456        1.01456           209         1.00481              1.00481
                                      ------------------------------------------  --------------------------------------------------
                                           Simple Index Price Return: $2,090                Simple Index Price Return:   $2,090
                                         Index-linked Payment Amount: $2,090              Index-linked Payment Amount:   $1,737
                                              Minimum Payment Amount: $1,000                   Minimum Payment Amount:   $1,000
                                          Maturity Redemption Amount: $2,090               Maturity Redemption Amount:   $1,737
                                         ------------------------------------           ----------------------------------------

                                        ------------------------------------------------------------
                                        Example 3
                                        Hypothetical Ending   Russell 2000 Index    MPS Quarterly
  Period Start        Period End          Index Value           Performance      Performance Amount
April   , 2003     July 30, 2003              105                1.05000              1.05000
July 30, 2003      October 30, 2003           111                1.05714              1.05714
October 30, 2003   January 30, 2004           143                1.28829              1.12650
January 30, 2004   April 30, 2004             125                0.87413              0.87413
April 30, 2004     July 30, 2004              133                1.06400              1.06400
July 30, 2004      October 30, 2004           157                1.18045              1.12650
October 30, 2004   January 30, 2005           145                0.92357              0.92357
January 30, 2005   April 30, 2005             142                0.97931              0.97931
April 30, 2005     July 30, 2005              136                0.95775              0.95775
July 30, 2005      October 30, 2005           159                1.16912              1.12650
October 30, 2005   January 30, 2006           165                1.03774              1.03774
January 30, 2006   April 30, 2006             188                1.13939              1.12650
April 30, 2006     July 30, 2006              165                0.87766              0.87766
July 30, 2006      October 30, 2006           158                0.95758              0.95758
October 30, 2006   January 30, 2007           151                0.95570              0.95570
January 30, 2007   April 30, 2007             161                1.06623              1.06623
April 30, 2007     July 30, 2007              188                1.16770              1.12650
July 30, 2007      October 30, 2007           192                1.02128              1.02128
October 30, 2007   January 30, 2008           183                0.95313              0.95313
January 30, 2008   April 30, 2008             177                0.96721              0.96721
April 30, 2008     July 30, 2008              214                1.20904              1.12650
July 30, 2008      October 30, 2008           188                0.87850              0.87850
October 30, 2008   January 30, 2009           218                1.15957              1.12650
January 30, 2009   April 30, 2009             195                0.89450              0.89450
April 30, 2009     July 30, 2009              200                1.02564              1.02564
July 30, 2009      October 30, 2009           202                1.01000              1.01000
October 30, 2009   January 30, 2010           189                0.93564              0.93564
January 30, 2010   April 30, 2010             209                1.10582              1.10582
                                        ------------------------------------------------------------
                                                    Simple Index Price Return:         $2,090
                                                    Index-linked Payment Amount:       $1,451
                                                    Minimum Payment Amount:            $1,000
                                                    Maturity Redemption Amount:        $1,451
                                        ------------------------------------------------------------

      In Examples 1, 2 and 3, the value of the Russell 2000 Index increases 100% over the term of the MPS and ends above the initial value of 100. However, each example produces a different maturity redemption amount because the hypothetical performance of the Russell 2000 Index over the term of the MPS is different in each example.

o In Example 1, the quarterly performance amount in each quarterly valuation period never exceeds the maximum quarterly performance amount of 1.1265, and consequently, the index-linked payment amount of $2,090 equals the simple index price return of $2,090. The amount payable at maturity is the index-linked payment amount of $2,090, representing a 109% increase above the issue price.

o In Example 2, the value of the Russell 2000 Index increases more than 12.65% in the quarters ending January 30, 2004, April 30, 2006 and July 30, 2007, and the quarterly performance amount for each of those periods is limited to the maximum of 1.1265. Any significant decrease in the value of the Russell 2000 Index (see, for example, the quarters ending April 30, 2004 and October 30, 2007) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $1,737 is less than the simple index price return of $2,090. Therefore, although the Russell 2000 Index increases 109% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $1,737, representing an 73.7% increase above the issue price.

o In Example 3, the value of the Russell 2000 Index increases more than 12.65% in the quarters ending January 30, 2004, October 30, 2004, October 30, 2005, April 30, 2006, July 30, 2007, July 30, 2008 and January 30,
   2009, and the quarterly performance amount for each of those periods is limited to the maximum of 1.1265. Any significant decrease in the value of the Russell 2000 Index (see, for example, the quarter ending April 30, 2004) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $1,451 is less than the simple index price return of $2,090. Therefore, although the Russell 2000 Index increases 100% over the term of the MPS, the amount payable at maturity of the MPS is the index-linked payment amount of $1,451, representing a 45.1% increase above the issue price.

                                        ------------------------------------------------------------
                                        Example 4
                                        Hypothetical Ending   Russell 2000 Index     MPS Quarterly
  Period Start        Period End          Index Value          Performance       Performance Amount
April   , 2003     July 30, 2003              105                1.05000              1.05000
July 30, 2003      October 30, 2003           98                 0.93333              0.93333
October 30, 2003   January 30, 2004           93                 0.94898              0.94898
January 30, 2004   April 30, 2004             96                 1.03226              1.03226
April 30, 2004     July 30, 2004              90                 0.93750              0.93750
July 30, 2004      October 30, 2004           87                 0.96667              0.96667
October 30, 2004   January 30, 2005           88                 1.01149              1.01149
January 30, 2005   April 30, 2005             90                 1.02273              1.02273
April 30, 2005     July 30, 2005              87                 0.96667              0.96667
July 30, 2005      October 30, 2005           80                 0.91954              0.91954
October 30, 2005   January 30, 2006           81                 1.01250              1.01250
January 30, 2006   April 30, 2006             77                 0.95062              0.95062
April 30, 2006     July 30, 2006              78                 1.01299              1.01299
July 30, 2006      October 30, 2006           75                 0.96154              0.96154
October 30, 2006   January 30, 2007           82                 1.09333              1.09333
January 30, 2007   April 30, 2007             80                 0.97561              0.97561
April 30, 2007     July 30, 2007              82                 1.02500              1.02500
July 30, 2007      October 30, 2007           90                 1.09756              1.09756
October 30, 2007   January 30, 2008           87                 0.96667              0.96667
January 30, 2008   April 30, 2008             85                 0.97701              0.97701
April 30, 2008     July 30, 2008              81                 0.95294              0.95294
July 30, 2008      October 30, 2008           80                 0.98765              0.98765
October 30, 2008   January 30, 2009           78                 0.97500              0.97500
January 30, 2009   April 30, 2009             78                 1.00000              1.00000
April 30, 2009     July 30, 2009              82                 1.05128              1.05128
July 30, 2009      October 30, 2009           83                 1.01220              1.01220
October 30, 2009   January 30, 2010           80                 0.96386              0.96386
January 30, 2010   April 30, 2010             85                 1.06250              1.06250
                                        ------------------------------------------------------------
                                                    Simple Index Price Return:           $850
                                                  Index-linked Payment Amount:           $850
                                                       Minimum Payment Amount:         $1,000
                                                   Maturity Redemption Amount:         $1,000
                                        ------------------------------------------------------------


                                        ------------------------------------------------------------
                                        Example 5
                                        Hypothetical Ending   Russell 2000 Index     MPS Quarterly
  Period Start        Period End            Index Value          Performance      Performance Amount
April   , 2003     July 30, 2003                102                1.02000              1.02000
July 30, 2003      October 30, 2003             110                1.07843              1.07843
October 30, 2003   January 30, 2004             113                1.02727              1.02727
January 30, 2004   April 30, 2004               132                1.16814              1.12650
April 30, 2004     July 30, 2004                141                1.06818              1.06818
July 30, 2004      October 30, 2004             145                1.02837              1.02837
October 30, 2004   January 30, 2005             178                1.22759              1.12650
January 30, 2005   April 30, 2005               163                0.91573              0.91573
April 30, 2005     July 30, 2005                152                0.93252              0.93252
July 30, 2005      October 30, 2005             183                1.20395              1.12650
October 30, 2005   January 30, 2006             192                1.04918              1.04918
January 30, 2006   April 30, 2006               205                1.06771              1.06771
April 30, 2006     July 30, 2006                191                0.93171              0.93171
July 30, 2006      October 30, 2006             236                1.23560              1.12650
October 30, 2006   January 30, 2007             223                0.94492              0.94492
January 30, 2007   April 30, 2007               217                0.97309              0.97309
April 30, 2007     July 30, 2007                214                0.98618              0.98618
July 30, 2007      October 30, 2007             197                0.92056              0.92056
October 30, 2007   January 30, 2008             173                0.87817              0.87817
January 30, 2008   April 30, 2008               183                1.05780              1.05780
April 30, 2008     July 30, 2008                155                0.84699              0.84699
July 30, 2008      October 30, 2008             184                1.18710              1.12650
October 30, 2008   January 30, 2009             171                0.92935              0.92935
January 30, 2009   April 30, 2009               148                0.86550              0.86550
April 30, 2009     July 30, 2009                122                0.82432              0.82432
July 30, 2009      October 30, 2009             132                1.08197              1.08197
October 30, 2009   January 30, 2010             128                0.96970              0.96970
January 30, 2010   April 30, 2010               125                0.97656              0.97656
                                        ------------------------------------------------------------
                                                      Simple Index Price Return:         $1,250
                                                    Index-linked Payment Amount:           $895
                                                         Minimum Payment Amount:         $1,000
                                                     Maturity Redemption Amount:         $1,000
                                        ------------------------------------------------------------


     In Example 4, the value of the Russell 2000 Index decreases over the term of the MPS and ends below the initial value of 100. The quarterly performance amount in each quarterly valuation period never exceeds the maximum quarterly performance amount of 1.1265, and consequently, the index-linked payment amount of $850 equals the simple index price return of $850. Although the Russell 2000 Index decreases 15% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $1,000, representing a return that is equal to the issue price.


                                     * * *


     In Example 5, the value of the Russell 2000 Index increases over the term of the MPS and ends above the initial value of 100. The value of the Russell 2000 Index increases more than 12.65% in the quarters ending April 30, 2004, January 30, 2005, October 30, 2005, October 30, 2006 and October 30, 2008, and the quarterly performance amount for each of those periods is limited to the maximum of 1.1265. Any significant decrease in the value of the Russell 2000 Index (see, for example, the quarters ending July 30, 2008 and July 30, 2009) is not subject to a corresponding limit. Consequently, the index-linked payment amount of $895 is less than the simple index price return of $1,250. Therefore, although the Russell 2000 Index increases 25% over the term of the MPS, the amount payable at maturity of the MPS is the minimum payment amount of $1,000, representing a return that is only equal to the issue price.

                                  RISK FACTORS

     The MPS are not secured debt and, unlike ordinary debt securities, the MPS do not pay interest. Investing in the MPS is not equivalent to investing directly in the Russell 2000 Index. This section describes the most significant risks relating to the MPS. You should carefully consider whether the MPS are suited to your particular circumstances before you decide to purchase them.


MPS do not pay interest           The terms of the MPS differ from those of
like ordinary debt securities     ordinary debt securities in that we will not
                                  pay interest on the MPS. Because the
                                  index-linked payment amount due at maturity may be no greater than the minimum payment amount of $1,000, representing the par amount of each MPS, the return on your investment in the MPS may be less than the amount that would be paid on an ordinary debt security.
                                  The return of only the minimum payment amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The
                                  MPS have been designed for investors who are willing to forego market floating interest payments on the MPS in exchange for the amount by which the index-linked payment amount exceeds the principal amount of the MPS.

MPS will not be listed            The MPS will not be listed on any organized
                                  securities exchange. There may be little or no secondary market for the MPS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co.
                                  currently intends to act as a market maker for the MPS, but it is not required to do so.

Market price of the MPS           Several factors, many of which are beyond our
influenced by many                control, will influence the value of the MPS,
unpredictable factors             including:

                                  o    the value of the Russell 2000 Index at
                                       any time and on each of the specific
                                       period valuation dates

                                  o    the volatility (frequency and magnitude
                                       of changes in value) of the Russell 2000
                                       Index

                                  o    interest and yield rates in the market

                                  o    geopolitical conditions and economic,
                                       financial, political and regulatory or
                                       judicial events that affect the
                                       securities underlying the Russell 2000
                                       Index or stock markets generally and
                                       that may affect the value of the Russell
                                       2000 Index on the specific period
                                       valuation dates

                                  o    the time remaining to the maturity of
                                       the MPS

                                  o    the dividend rate on the stocks
                                       underlying the Russell 2000 Index

                                  o    our creditworthiness

                                  Some or all of these factors will influence the price that you will receive if you sell your MPS prior to maturity. For example, you may have to sell your MPS at a substantial discount from the principal amount if market interest rates rise or if at the time of sale the index-linked payment amount calculated to that date is less than or equal to $1,000, indicating that the magnitude of the decreases in the value of the Russell 2000 Index during previous quarterly valuation periods is greater than the increases in the value of the Russell 2000 Index during previous quarterly valuation periods. Because of the compounding effect of previous quarterly performance amounts and the limited appreciation potential resulting from the maximum quarterly performance amount, the effect of several of these factors on the market price of the MPS, including the value of the Russell 2000 Index at the time of any such sale and the volatility of the Russell 2000 Index, will decrease over the term of the MPS.

                                  You cannot predict the future performance and volatility of the Russell 2000 Index based on its historical performance. We cannot guarantee that the quarterly performance of the Russell 2000 Index will result in an index-linked payment amount in excess of the minimum payment amount.

Investing in the MPS is not       Because the index-linked payment amount is
equivalent to investing in the    based on the compounded quarterly return of
Russell 2000 Index                the Russell 2000 Index on 28 period valuation
                                  dates during the term of the MPS and your participation in quarterly increases is limited to 12.65%, it is possible for the return on your investment in the MPS (the effective yield to maturity) to be substantially less than the return of the Russell 2000 Index over the term of the MPS.
                                  As demonstrated by Examples 2 and 3 under "Hypothetical Payouts on the MPS" above, an investment in the MPS may result in a payment at maturity that is less than the simple index price return. The amount of the discrepancy, if any, between the index-linked payment amount and simple index price return will depend on how often and by how much any quarterly performance amount exceeds 1.1265, or 12.65%, during the 28 quarterly valuation periods over the term of the MPS.

                                  The maximum quarterly performance amount will operate to limit your participation in the increase in the value of the Russell 2000 Index during any quarterly valuation period to a maximum of 12.65%, while your exposure to any decline in the value of the Russell 2000 Index during any quarterly valuation period will not be limited. It is possible that increases in the value of the Russell 2000 Index during some quarterly valuation periods will be offset by declines in the value of the Russell 2000 Index during other quarterly valuation periods during the term of the MPS. However, because of the limits on your participation in quarterly increases in the value of the Russell 2000 Index resulting from the 12.65% maximum quarterly performance amount, it is possible that increases in the value of the Russell 2000 Index that would otherwise offset declines in the value of the Russell 2000 Index will not in fact do so. Consequently, as demonstrated in Example 5 above, it is possible that the index-linked payment amount may be less than $1,000 even if the Russell 2000 Index increases more than 5% over the term of the MPS. In that case, you would receive the minimum payment amount, which is less than the simple index price return on the Russell 2000 Index.

                                  You can review the historical values of the Russell 2000 Index for each calendar quarter in the period from January 1, 1998 through April __, 2003 in the section of this pricing supplement called "Description of MPS--Historical Information." You should also review the historical quarterly percent change for the Russell 2000 Index as calculated for each calendar quarter in the period from January 1, 1979 through March 31, 2003 in Annex A to this pricing supplement. You cannot predict the future performance and volatility of the Russell 2000 Index based on its historical performance.

Adjustments to the                Frank Russell Company is responsible for
Russell 2000 Index could          calculating and maintaining the Russell 2000
adversely affect the              Index. You should not conclude that the
value of the MPS                  inclusion of a stock in the Russell 2000
                                  Index is an investment recommendation by us of that stock. Frank Russell Company can add, delete or substitute the stocks underlying the Russell 2000 Index or make other methodological changes that could change the value of the Russell 2000 Index. Frank
                                  Russell Company may discontinue or suspend calculation or dissemination of the Russell
                                  2000 Index. Any of these actions could
                                  adversely affect the value of the MPS.

                                  Frank Russell Company may discontinue or suspend calculation or publication of the Russell 2000 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Russell 2000 Index. MS & Co. could have an economic interest that is different than that of investors in the MPS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the MPS will be an amount based on the closing prices of the stocks underlying the Russell 2000 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Russell 2000 Index last in effect prior to discontinuance of the Russell 2000 Index.

You have no                       As an investor in the MPS, you will not have
shareholder rights                voting rights or rights to receive dividends
                                  or other distributions or any other rights with respect to the stocks that underlie the Russell 2000 Index.

Adverse economic interests        Because the calculation agent, MS & Co., is
of the calculation agent          our affiliate, the economic interests of the
and its affiliates may affect     calculation agent and its affiliates may be
determinations                    adverse to your interests as an investor in
                                  the MPS. As calculation agent, MS & Co. will calculate the quarterly performance amounts and the index-linked payment amount.
                                  Determinations made by MS&Co., in its
                                  capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the Russell 2000 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called
                                  "Description of MPS--Market Disruption Event" and "--Discontinuance of the Russell 2000
                                  Index; Alteration of Method of Calculation."

Hedging and trading activity      We expect that MS & Co. and other affiliates
by the calculation agent and      will carry out hedging activities related to
its affiliates could potentially  the MPS (and possibly to other instruments
adversely affect the value of     linked to the Russell 2000 Index or its
the Russell 2000 Index            component stocks), including trading in the
                                  stocks underlying the Russell 2000 Index as well as in other instruments related to the Russell 2000 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Russell 2000 Index and other financial instruments related to the Russell
                                  2000 Index on a regular basis as part of their general broker-dealer businesses. Any of these hedging or trading activities could potentially affect the value of the Russell
                                  2000 Index and, accordingly, could affect the payout to you on the MPS.

The MPS will be treated           You should also consider the U.S. federal
as contingent payment             income tax consequences of investing in the
debt instruments for              MPS. The MPS will be treated as "contingent
U.S. federal income tax           payment debt instruments" for U.S. federal
purposes                          income tax purposes, as described in the
                                  section of this pricing supplement called
                                  "Description of MPS--United States Federal
                                  Income Taxation." Under this treatment, if you are a U.S. investor, you will generally be subject to annual income tax based on the comparable yield of the MPS even though you will not receive any stated interest payments on the MPS. In addition, any gain recognized by U.S. investors on the sale or exchange, or at maturity, of the MPS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of MPS--United
                                  States Federal Income Taxation" and the
                                  section called "United States Federal
                                  Taxation--Notes--Notes Linked to Commodity
                                  Prices, Single Securities, Baskets of
                                  Securities or Indices" in the accompanying prospectus supplement.

                                  If you are a foreign investor, please read the section of this pricing supplement called "Description of MPS--United States Federal Income Taxation."

                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the MPS.

                              DESCRIPTION OF MPS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "MPS" refers to each $1,000 principal amount of any of our MPS due April 30, 2010 Linked to the Russell 2000 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount .............   $

Original Issue Date
  (Settlement Date) ..........                 , 2003

Maturity Date.................   April 30, 2010, subject to extension in the
                                 event of a Market Disruption Event on the final Period Valuation Date for calculating the Index-linked Payment Amount.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Period Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Period Valuation Date as postponed.
                                 See "--Period Valuation Dates" below.

Specified Currency............   U.S. dollars

CUSIP.........................   617446 JB 6

ISIN..........................   US617446JB68

Minimum Denominations.........   $1,000

Issue Price...................   $1,000 (100%)

Interest Rate.................   None

Maturity Redemption Amount....   At maturity, you will receive for each MPS
                                 the Maturity Redemption Amount, equal to the greater of (i) the Index-linked Payment
                                 Amount and (ii) the Minimum Payment Amount.

                                 We shall, or shall cause the Calculation
                                 Agent to (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary, which we refer to as DTC, of the Maturity Redemption Amount, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date) and (ii) deliver the aggregate cash amount due with respect to the MPS to the Trustee for delivery to DTC, as holder of the MPS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation" and "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount........   $1,000

Index-linked Payment Amount...   The Index-linked Payment Amount is equal to
                                 (i) $1,000 times (ii) the product of the Quarterly Performance Amounts for each
                                 Quarterly Valuation Period over the term of the MPS.

Quarterly Performance Amount..   With respect to any Quarterly Valuation
                                 Period, the Quarterly Performance Amount will be equal to the lesser of (i) 1.1265 and (ii) a fraction, the numerator of which will be the Index Value on the Period Valuation Date at the end of such Quarterly Valuation Period and the denominator of which will be the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation
                                 Period, provided that for the first Quarterly
                                 Valuation Period, the denominator will be
                                    , the Index Value on the day we offer the
                                 MPS for initial sale to the public.

Quarterly Valuation Periods...   Each period from and including a Period
                                 Valuation Date to and including the
                                 immediately subsequent Period Valuation Date;
                                 provided that the first Quarterly Valuation
                                 Period will begin on the day we offer the MPS for initial sale to the public. The first
                                 Quarterly Valuation Period will be longer than one calendar quarter.

Period Valuation Dates........   The Period Valuation Dates will be (i) the
                                 30th of each January, April, July and
                                 October, beginning July 30, 2003 to and
                                 including January 30, 2010, and (ii) April
                                 28, 2010, in each such case subject to
                                 adjustment if such date is not a Trading Day or if a Market Disruption Event occurs on such date as described in the two following paragraphs.

                                 If any scheduled Period Valuation Date
                                 occurring from and including July 30, 2003 to and including January 30, 2010 is not a Trading Day or if a Market Disruption Event occurs on any such date, such Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event occurs on any of the scheduled Period Valuation Dates occurring from and including July 30, 2003 to and including January 30, 2010 and on each of the five Trading Days immediately succeeding that scheduled Period Valuation Date, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Period Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the Russell 2000 Index on such fifth Trading Day in accordance with the formula for calculating the value of the Russell 2000 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the Russell 2000 Index.

                                 If April 28, 2010 (the final Period Valuation
                                 Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Period Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Index Value...................   The Index Value on any Trading Day will equal
                                 the official closing value of the Russell
                                 2000 Index or any Successor Index (as defined under "--Discontinuance of the Russell 2000
                                 Index; Alteration of Method of Calculation" below) published following the close of the principal trading sessions of the New York
                                 Stock Exchange (the "NYSE"), the American
                                 Stock Exchange LLC (the "AMEX") and the
                                 Nasdaq National Market on that Trading Day.
                                 In certain circumstances, the Index Value will be based on the alternate calculation of the Russell 2000 Index described under "--Discontinuance of the Russell 2000 Index;
                                 Alteration of Method of Calculation."

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the NYSE, the AMEX, the Nasdaq
                                 National Market, the Chicago Mercantile
                                 Exchange and the Chicago Board of Options
                                 Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or               Book Entry.  The MPS will be issued in
 Certificated Note............   the form of one or more fully registered
                                 global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.
                                 DTC will be the only registered holder of the MPS. Your beneficial interest in the MPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. You may also hold your beneficial interest in the MPS through Clearstream, Luxembourg or the Euroclear operator directly, if you are a participant in those systems, or indirectly through a securities intermediary acting on your behalf as a direct or indirect participant in those systems. Clearstream, Luxembourg and the
                                 Euroclear operator will hold beneficial
                                 interests on behalf of their participants on the books of their respective depositories, which in turn will hold beneficial interests in the MPS on the books of DTC. See "Series C
                                 Notes and Series C Units Offered on a Global
                                 Basis" in the accompanying prospectus
                                 supplement. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the MPS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                 Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or
  Subordinated Note ..........   Senior

Trustee.......................   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent.........................   Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the Russell 2000 Index:

                                 (i) the occurrence or existence of a
                                 suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Russell 2000 Index (or the Successor Index) on the Relevant Exchanges for such securities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Russell 2000 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Russell 2000 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                 (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to adjust or unwind all or a material portion of the hedge with respect to the MPS.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Russell 2000 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Russell 2000 Index shall be based on a comparison of (x) the portion of the level of the Russell 2000 Index attributable to that security relative to (y) the overall level of the Russell 2000 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred:  (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant
                                 Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                 (4) a suspension of trading in futures or options contracts on the Russell 2000 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Russell 2000 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Russell 2000 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   "Relevant Exchange" means the primary U.S.
                                 organized exchange or market of trading for any security then included in the Russell
                                 2000 Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default.  In case an event of default with respect to the MPS shall have occurred and be
                                 continuing, the amount declared due and
                                 payable for each MPS upon any acceleration of the MPS will be equal to the Maturity Redemption Amount determined as though the Index Value for any Period Valuation Date scheduled to occur on or after such date of acceleration were the Index Value on the date of acceleration. Therefore, the Quarterly Performance Amount for the then current Quarterly Valuation Period would be equal to the Index Value on the date of acceleration divided by the Index Value on the Period Valuation Date at the beginning of such Quarterly Valuation Period, and the Quarterly Performance Amount for each remaining Quarterly Valuation Period would be equal to 1.

                                 If the maturity of the MPS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Maturity Redemption Amount and the aggregate cash amount due with respect to the MPS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the
                                 Index-linked Payment Amount and the Quarterly Performance Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per MPS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of MPS will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the MPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value, the Index-linked Payment Amount, the Quarterly Performance Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Russell 2000 Index............   We have derived all information contained in
                                 this pricing supplement  regarding the
                                 Russell 2000 Index, including, without
                                 limitation, its make-up, method of
                                 calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Frank Russell Company.
                                 The Russell 2000 Index was developed by Frank
                                 Russell Company and is calculated, maintained and published by Frank Russell Company. We make no representation or warranty as to the accuracy or completeness of such information.

                                 The Russell 2000 Index is an index
                                 calculated, published and disseminated by
                                 Frank Russell Company, and measures the
                                 composite price performance of stocks of 2,000 companies domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE, the AMEX or the Nasdaq National Market and form a part of the Russell 3000(R) Index. The Russell
                                 3000 Index is composed of the 3,000 largest
                                 U.S. companies as determined by market
                                 capitalization and represents approximately
                                 98% of the U.S. equity market.

                                 The Russell 2000 Index consists of the
                                 smallest 2,000 companies included in the Russell 3000 Index and represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

                                 Selection of Stocks Underlying the Russell
                                 2000 Index. Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Stocks traded on U.S. exchanges but domiciled in other countries are excluded. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights are also excluded. Trust receipts, Royalty Trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed- end mutual funds and limited partnerships that are traded on U.S. exchanges are also ineligible for inclusion. Real Estate Investment Trusts and Beneficial Trusts are, however, eligible for inclusion.

                                 In general, only one class of securities of a company is allowed in the Russell 2000 Index, although exceptions to this general rule have been made where Frank Russell Company has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

                                 The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. Based on closing values on May 31 of each year, Frank Russell Company reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. As of June 30 of each year, the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. Real-time dissemination of the Russell 2000 Index began on January 1, 1987.

                                 Capitalization Adjustments.  As a
                                 capitalization-weighted index, the Russell
                                 2000 Index reflects changes in the
                                 capitalization, or market value, of the
                                 component stocks relative to the
                                 capitalization on a base date.  The current
                                 Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index's component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

                                 Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the "Commission") filings. Other sources are used in cases of missing or questionable data.

                                 The following types of shares are considered unavailable for the purposes of capitalization determinations:

                                 o ESOP or LESOP shares - corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

                                 o Corporate cross-owned shares - when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

                                 o Large private and corporate shares - large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together, or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the index, partnerships, insurance companies not in the index, mutual funds, banks not in the index or venture capitals; and

                                 o Unlisted share classes - classes of common stock that are not traded on a U.S. securities exchange or the Nasdaq National Market.

                                 Corporate Actions Affecting the Russell 2000
                                 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

                                 o  "No Replacement" Rule - Securities that
                                    leave the Russell 2000 Index, between
                                    reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.
                                    Thus, the number of securities in the
                                    Russell 2000 Index over the past year will fluctuate according to corporate activity.

                                 o  Rule for Deletions - When a stock is a
                                    acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.

                                    When acquisitions or mergers take place
                                    within the Russell 2000 Index, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e., Russell 3000 or Russell 1000), the shares for the acquiring stock were not adjusted until month end.

                                 o  Deleted Stocks - Effective on January 1,
                                    2002, when deleting stocks from the
                                    Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.
                                    Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

                                 o  Rule for Additions - The only additions
                                    between reconstitution dates are as a
                                    result of spin-offs. Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

                                 Updates to Share Capital Affecting the
                                 Russell 2000 Index.  Each month, the Russell
                                 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Discontinuance of the
  Russell 2000 Index;
  Alteration of Method
  of Calculation ..............  If Frank Russell Company discontinues publication of the Russell 2000 Index and Frank Russell Company or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Russell 2000 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the MPS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the MPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If Frank Russell Company discontinues
                                 publication of the Russell 2000 Index prior to, and such discontinuance is continuing on, any Period Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the Russell 2000 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Russell 2000 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000 Index may adversely affect the value of the MPS.

                                 If at any time the method of calculating the Russell 2000 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Russell 2000 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Russell 2000 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Russell 2000 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value and the Index-linked Payment Amount with reference to the Russell 2000 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Russell 2000 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Russell
                                 2000 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information........   The following table sets forth the high and
                                 low Index Values, as well as end-of-quarter
                                 Index Values, of the Russell 2000 Index for each quarter in the period from January 1, 1998 through April 10, 2003. The Index Value on April 10, 2003 was 372.69. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                 The historical values of the Russell 2000
                                 Index should not be taken as an indication of future performance or future volatility, and no assurance can be given as to the level of the Russell 2000 Index on any Period Valuation Date. We cannot give you any assurance that the performance of the Russell 2000 Index will result in an Index-linked Payment Amount in excess of $1,000.

                                                   High      Low    Period End
                                                   ----      ---    ----------
                                  1998:
                                  First Quarter   480.68   410.88     480.68
                                  Second Quarter  491.41   433.86     457.39
                                  Third Quarter   463.64   337.95     363.59
                                  Fourth Quarter  421.96   310.28     421.96

                                  1999:
                                  First Quarter   433.13   383.37     397.63
                                  Second Quarter  457.68   397.77     457.68
                                  Third Quarter   465.80   417.09     427.30
                                  Fourth Quarter  504.75   408.90     504.75

                                  2000:
                                  First Quarter   606.05   475.34     539.09
                                  Second Quarter  542.99   453.72     517.23
                                  Third Quarter   545.18   490.22     521.37
                                  Fourth Quarter  511.67   443.80     483.53

                                                  High      Low     Period End
                                                  ----      ---     ----------
                                  2001:
                                  First Quarter   511.66   432.80     450.53
                                  Second Quarter  517.23   425.74     512.80
                                  Third Quarter   498.19   378.89     404.87
                                  Fourth Quarter  493.62   397.60     488.50

                                  2002:
                                  First Quarter   506.46   458.40     506.46
                                  Second Quarter  522.95   452.45     462.65
                                  Third Quarter   447.73   356.58     362.27
                                  Fourth Quarter  410.24   327.04     383.09

                                  2003:
                                  First Quarter   398.45   345.94     364.54
                                  Second Quarter
                                  (through April
                                  10, 2003......  376.57   368.69     372.69


                                 You should also review the historical
                                 quarterly percent change of the Russell 2000
                                 Index as calculated for each calendar quarter in the period from January 1, 1979 through March 31, 2003 in Annex A to this pricing supplement.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the MPS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the MPS. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the MPS by taking positions in the stocks underlying the Russell 2000 Index, in futures or options contracts or exchange traded funds on the Russell 2000 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the MPS. Purchase activity could potentially increase the value of the Russell 2000 Index, and therefore effectively increase the level of the Russell 2000 Index that must prevail on the Period Valuation Dates in order for you to receive at maturity a payment that exceeds the principal amount of the MPS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the MPS, including on the Period Valuation Dates, by purchasing and selling the stocks underlying the Russell 2000 Index, futures or options contracts or exchange traded funds on the Russell 2000 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling all or part of our hedge position on one or more Period Valuation Dates. Although we have no reason to believe that our hedging activity will have a material impact on the value of the Russell 2000 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities.

Supplemental Information
  Concerning
  Plan of Distribution........   Under the terms and subject to conditions
                                 contained in the U.S. distribution agreement
                                 referred to in the prospectus supplement
                                 under "Plan of Distribution," the Agent,
                                 acting as principal for its own account, has
                                 agreed to purchase, and we have agreed to
                                 sell, the principal amount of MPS set forth
                                 on the cover of this pricing supplement.  The
                                 Agent proposes initially to offer the MPS
                                 directly to the public at the public offering
                                 price set forth on the cover page of this
                                 pricing supplement.  The Agent may allow a
                                 concession not in excess of     % of the
                                 principal amount of the MPS to other dealers, which may include Morgan Stanley & Co.
                                 International Limited and Bank Morgan Stanley
                                 AG. We expect to deliver the MPS against payment therefor in New York, New York on
                                            , 2003.  After the initial
                                 offering, the Agent may vary the offering price and other selling terms from time to time.

                                 The MPS are being offered on a global basis.
                                 See "Series C Notes and Series C Units
                                 Offered on a Global Basis" in the
                                 accompanying prospectus supplement.

                                 In order to facilitate the offering of the MPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the MPS. Specifically, the Agent may sell more MPS than it is obligated to purchase in connection with the offering, creating a naked short position in the MPS for its own account. The Agent must close out any naked short position by purchasing the MPS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the MPS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, MPS in the open market to stabilize the price of the MPS. Any of these activities may raise or maintain the market price of the MPS above independent market levels or prevent or retard a decline in the market price of the MPS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the MPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the MPS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the MPS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the MPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the MPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the MPS under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the MPS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The MPS may not be offered or sold to the public in Brazil. Accordingly, the offering of the MPS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Hong Kong

                                 The Agent and each dealer has represented and agreed that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any MPS other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (2) it has not issued and will not issue any invitation or advertisement relating to the MPS in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to MPS which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

                                 Mexico

                                 The MPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore.
                                 Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus and any other document or material used in connection with the offer or sale, or invitation for subscription or purchase, of the MPS may not be circulated or distributed, nor may the MPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the MPS to the public in Singapore.

License Agreement between
  Frank Russell Company
  and Morgan Stanley .........   Frank Russell Company and Morgan Stanley
                                 expect to enter into a non-exclusive license agreement providing for the license to Morgan
                                 Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell
                                 Company, in connection with securities,
                                 including the MPS.

                                 The proposed license agreement between Frank
                                 Russell Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                 The MPS are not sponsored, endorsed, sold or promoted by Frank Russell Company ("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the MPS or any member of the public regarding the advisability of investing in securities generally or in the MPS particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell's publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell's only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index, which is determined, composed and calculated by Russell without regard to Morgan Stanley or the MPS. Russell is not responsible for and has not reviewed the MPS nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the MPS.

                                 RUSSELL DOES NOT GUARANTEE THE ACCURACY
                                 AND/OR THE COMPLETENESS OF THE RUSSELL 2000
                                 INDEX OR ANY DATA INCLUDED THEREIN AND
                                 RUSSELL SHALL HAVE NO LIABILITY FOR ANY
                                 ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.
                                 RUSSELL MAKES NO WARRANTY, EXPRESS OR
                                 IMPLIED, AS TO RESULTS TO BE OBTAINED BY
                                 MORGAN STANLEY, INVESTORS, OWNERS OF THE MPS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL

                                 2000 INDEX OR ANY DATA INCLUDED THEREIN.
                                 WITHOUT LIMITING ANY OF THE FOREGOING, IN NO
                                 EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 The "Russell 2000(R) Index" is a trademark of Russell, and has been licensed for use by Morgan Stanley. The MPS are not sponsored, endorsed, sold or promoted by Russell, and Russell makes no representation regarding the advisability of investing in the MPS.

ERISA Matters for Pension
  Plans and Insurance
  Companies...................   Each fiduciary of a pension, profit-sharing
                                 or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the MPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                 ERISA and would be consistent with the
                                 documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the MPS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the MPS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the MPS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14
                                 (for certain transactions determined by
                                 independent qualified asset managers).

                                 Because we may be considered a party in
                                 interest with respect to many Plans, the MPS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor the MPS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either
                                 (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                                 Section 4975 of the Code.

                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the MPS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the MPS.

                                 Purchasers of the MPS have exclusive
                                 responsibility for ensuring that their
                                 purchase and holding of the MPS do not
                                 violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
  Income Taxation..............  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal tax consequences to initial investors of the MPS purchasing the MPS at the Issue Price, who will hold the MPS as capital assets within the meaning of
                                 Section 1221 of the Code.  Unless otherwise
                                 specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax
                                 consequences described herein.    This
                                 discussion does not describe all of the U.S.
                                 federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                 o  certain financial institutions;
                                 o  dealers in securities or foreign
                                    currencies;

                                 o  investors holding notes as part of a hedge;
                                 o  U.S. Holders, as defined below, whose
                                    functional currency is not the U.S. dollar;
                                 o  partnerships;
                                 o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                 o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                 o Non-U.S. Holders for whom income or gain in respect of an MPS are effectively connected with a trade or business in the United States; and
                                 o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                 If you are considering the purchase of MPS, you are urged to consult your tax advisors with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the MPS. As used herein, the term "U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                 o  a citizen or resident of the United States;
                                 o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o  an estate or trust the income of which is
                                    subject to U.S. federal income taxation
                                    regardless of its source.

                                 The MPS will be treated as "contingent
                                 payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussion under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a full description of the U.S. federal income tax consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the MPS on a constant yield basis in each year that they hold the MPS, despite the fact that no stated interest will actually be paid on the MPS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash is

                                     PS-3O
                                 paid on the MPS from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the MPS will generally be treated as ordinary income.

                                 The rate of accrual of OID on the MPS is the
                                 yield at which we would issue a fixed rate
                                 debt instrument with terms similar to those
                                 of the MPS (our "comparable yield") and is
                                 determined at the time of the issuance of the MPS. We have determined that the "comparable
                                 yield" is an annual rate of     % compounded
                                 annually.  Based on our determination of the
                                 comparable yield, the "projected payment
                                 schedule" for a MPS (assuming an issue price
                                 of $1,000) consists of a projected amount
                                 equal to $        due at maturity.

                                 The following table states the amount of OID that will be deemed to have accrued with respect to a MPS during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                           TOTAL OID
                                                                           OID             DEEMED TO
                                                                        DEEMED TO        HAVE ACCRUED
                                                                         ACCRUE          FROM ORIGINAL
                                                                         DURING         ISSUE DATE (PER
                                                                         ACCRUAL        MPS) AS OF END
                                                                       PERIOD (PER        OF ACCRUAL
                                          ACCRUAL PERIOD                 MPS)               PERIOD
                                 ----------------------------          -----------      ---------------
                                 Original Issue Date through
                                   December 31, 2003 ...............
                                 January 1, 2004 through
                                   December 31, 2004 ...............
                                 January 1, 2005 through
                                   December 31, 2005 ...............
                                 January 1, 2006 through
                                   December 31, 2006 ...............
                                 January 1, 2007 through
                                   December 31, 2007 ...............
                                 January 1, 2008 through
                                   December 31, 2008 ...............
                                 January 1, 2009 through
                                   December 31, 2009 ...............
                                 January 1, 2010 through
                                   April 10, 2010...................

                                 The comparable yield and the projected
                                 payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the MPS, and we make no representation regarding the actual amounts of payments on a MPS.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of an MPS that is for U.S. federal income tax purposes:

                                 o  a nonresident alien individual;
                                 o  a foreign corporation; or

                                 o  a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of an MPS. Subject to the discussion below concerning backup withholding, payments on an MPS by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of an MPS, will not be subject to U.S. federal income or withholding tax, provided that:

                                 o such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
                                 o  the certification required by Section
                                    871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the MPS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of an MPS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                 Estate Tax.  Under Section 2105(b) of the
                                 Code, an MPS held by an individual who is not a citizen or resident of the United States at the time of his or her death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and, at the time of such individual's death, payments with respect to such MPS would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the MPS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non- U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                                                       Annex A
              Historical Russell 2000 Index Quarterly Performance
                       (January 1979 to March 31, 2003)


The following table sets forth the index value for the Russell 2000 Index at the end of each calendar quarter from March 1979 through December 2002 and the index percent change over each quarter. The Russell 2000 Index value at the beginning of the quarter ending March 1979 was 96.11. You cannot predict the future performance of the Russell 2000 Index based on its historical performance, and no assurance can be given as to the level of the Russell 2000 Index on any period closing date or at the maturity of the MPS. The results produced by the Russell 2000 Index for these periods are not necessarily indicative of the results for any other historical period. Quarters which resulted in an increase in the level of the Russell 2000 Index of 12.65% or greater are indicated in bold typeface below.

                 Russell 2000 Index                                        Russell 2000 Index
Quarter Ending         Value          Percentage Change   Quarter Ending         Value          Percentage Change
--------------   ------------------   -----------------   --------------   ------------------   -----------------
March 1979              46.94              15.84%         March 1989             157.90               7.15%
June 1979               49.62               5.71%         June 1989              167.43               6.04%
September 1979          54.68              10.20%         September 1989         178.21               6.44%
December 1979           55.91               2.25%         December 1989          168.31              -5.56%
March 1980              48.27             -13.66%         March 1990             163.64              -2.77%
June 1980               57.47              19.06%         June 1990              169.12               3.35%
September 1980          69.94              21.70%         September 1990         126.74             -25.06%
December 1980           74.80               6.95%         December 1990          132.20               4.31%
March 1981              80.25               7.29%         March 1991             171.01              29.36%
June 1981               82.56               2.88%         June 1991              167.61              -1.99%
September 1981          67.55             -18.18%         September 1991         180.16               7.49%
December 1981           73.67               9.06%         December 1991          189.94               5.43%
March 1982              66.21             -10.13%         March 1992             203.69               7.24%
June 1982               64.67              -2.33%         June 1992              188.64              -7.39%
September 1982          70.84               9.54%         September 1992         192.92               2.27%
December 1982           88.90              25.49%         December 1992          221.01              14.56%
March 1983             103.77              16.73%         March 1993             229.21               3.71%
June 1983              124.17              19.66%         June 1993              233.35               1.81%
September 1983         117.43              -5.43%         September 1993         252.95               8.40%
December 1983          112.27              -4.39%         December 1993          258.59               2.23%
March 1984             104.10              -7.28%         March 1994             251.06              -2.91%
June 1984              100.30              -3.65%         June 1994              240.29              -4.29%
September 1984         105.17               4.86%         September 1994         256.12               6.59%
December 1984          101.49              -3.50%         December 1994          250.36              -2.25%
March 1985             114.92              13.23%         March 1995             260.77               4.16%
June 1985              118.38               3.01%         June 1995              283.63               8.77%
September 1985         112.65              -4.84%         September 1995         310.38               9.43%
December 1985          129.87              15.29%         December 1995          315.97               1.80%
March 1986             147.63              13.68%         March 1996             330.77               4.68%
June 1986              154.23               4.47%         June 1996              346.61               4.79%
September 1986         134.73             -12.64%         September 1996         346.39              -0.06%
December 1986          135.00               0.20%         December 1996          362.61               4.68%
March 1987             166.79              23.55%         March 1997             342.56              -5.53%
June 1987              164.75              -1.22%         June 1997              396.37              15.71%
September 1987         170.81               3.68%         September 1997         453.82              14.49%
December 1987          120.42             -29.50%         December 1997          437.02              -3.70%
March 1988             142.15              18.05%         March 1998             480.68               9.99%
June 1988              151.30               6.44%         June 1998              457.39              -4.85%
September 1988         149.09              -1.46%         September 1998         363.59             -20.51%
December 1988          147.36               1.17%         December 1998          421.96              16.05%

                                   Russell 2000 Index
Quarter Ending                           Value              Percentage Change
--------------                     ------------------       -----------------
March 1999                              397.63                   -5.77%
June 1999                               457.68                   15.10%
September 1999                          427.30                   -6.64%
December 1999                           504.75                   18.13%
March 2000                              539.09                    6.80%
June 2000                               517.23                   -4.05%
September 2000                          521.37                    0.80%
December 2000                           483.53                   -7.26%
March 2001                              450.53                   -6.82%
June 2001                               512.80                   13.82%
September 2001                          404.87                  -21.05%
December 2001                           488.50                   20.66%
March 2002                              506.46                    3.68%
June 2002                               462.65                   -8.65%
September 2002                          362.27                  -21.70%
December 2002                           383.09                    5.75%
March 31, 2003                          364.54                   -4.84%
Total Periods                                                       96

Total Periods with a quarterly increase
 greater than 12.65%                                                20